Exhibit 19.1
POLICY | INSIDER TRADING
Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.” The purpose of this Insider Trading Policy is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of SPS Commerce, Inc. (“SPS”).

APPLICABILITY OF POLICY
A.Material Nonpublic Information means material information (described below) that has either not been disclosed to the public generally or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community.
B.Material Information means information about a company that would be expected to affect the investment or voting decision of a reasonable investor, or information that could reasonably be expected to have an effect on the price of that company’s securities. Examples of what might be considered material information are listed later in this Policy.
C.Covered Persons. This Policy applies to:
1.SPS Personnel. All directors, officers and employees of SPS and its subsidiaries (“SPS Personnel”), as well as members of their immediate families and others living in the same household.
2.Consultants and Advisors. All consultants and advisors to SPS and its subsidiaries whose work for SPS brings them into contact with material nonpublic information.
3.Related Parties. Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in SPS securities are directed by any person covered by paragraph C(1) or C(2) or are subject to that person’s influence or control.
The individuals and entities described in paragraphs C(1), C(2) and C(3) are “Covered Persons.”
D.Covered Companies. This Policy applies to trading in the securities of:
•SPS; and
•any other company with respect to which you obtain material nonpublic information in the course of your service to SPS or any of its subsidiaries, such as customers, suppliers, strategic partners, competitors or companies with which a major transaction such as a merger, acquisition or divestiture may be or is being negotiated.
E.Covered Transactions. The securities trading that this Policy covers includes purchases and sales of common stock, options to acquire common stock and any other securities SPS may issue from time to time, such as preferred stock, warrants and convertible debentures, and purchases and sales of derivative securities relating to SPS’s stock, whether or not issued by SPS, such as exchange-traded options. Trading covered by this Policy may or may not include transactions under SPS sponsored plans as follows:
1.Stock Option Exercises. The Policy’s trading restrictions do not apply to the purchase of SPS stock through the exercise of stock options granted by SPS. The trading restrictions do apply to any contemporaneous (such as a sale through a broker as part of a cashless exercise of the option) or any subsequent sale of SPS stock acquired through an option exercise.
2.Employee Stock Purchase Plan Purchases. The Policy’s trading restrictions do not apply to the purchase of SPS stock through any Employee Stock Purchase Plan SPS may maintain from time to time (but the Policy’s trading restrictions do apply to any election to participate in such
Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
plan, any election to change the level of participation in such plan or the sale of any shares acquired under such plan).
3.Restricted Stock/Unit and Performance Stock/Unit Awards. The Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have SPS withhold shares of stock to satisfy tax withholding requirements upon vesting. The trading restrictions do apply to any market sales of shares, such as a sale-to-cover.
4. 401(k) Plan. The Policy’s trading restrictions do not apply to the acquisition of stock under SPS’ 401(k) Plan. The trading restrictions do apply to any market sales of shares.
5.Certain Gifts. The Policy’s trading restrictions do not apply to a bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.
F.Transactions by the Company. From time to time, SPS may engage in transactions in its own securities, including repurchasing its shares in the open market. It is SPS’ policy that any transactions by SPS will comply with applicable laws with respect to insider trading.

Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
STATEMENT OF POLICY
Insider trading involves trading at any time when the person making the purchase or sale is aware of material nonpublic information regarding the company whose securities are being traded. If you have a doubt or question about whether you are aware of or in possession of material nonpublic information concerning SPS or another company, you should contact SPS’s Chief Financial Officer or General Counsel.
A.No Trading on Material Nonpublic Information
1.SPS Securities. If you are a Covered Person, you must not purchase or sell any SPS securities, or otherwise advise or assist any third-party trading SPS securities, while you are aware of material nonpublic information regarding SPS.
2.Other Companies’ Securities. If you are a Covered Person and you obtain material nonpublic information about any other publicly-held company as a result of your work on behalf of SPS or any of its subsidiaries, you must not trade in that company’s securities.
B.No Disclosure to Others Who Might Trade. If you are a Covered Person, you must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose, or recommend to anyone the purchase or sale of securities when you are aware of material nonpublic information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading.
C.Protect Material Nonpublic Information. In order to reduce the possibility that material nonpublic information will be inadvertently disclosed:
•You must treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.
•You should refrain from discussing material nonpublic information relating to SPS or any public company in public places where such discussions can be overheard.
•If you become aware of any unauthorized disclosure of material nonpublic information, whether inadvertent or otherwise, you should report such disclosure immediately to SPS’s Chief Financial Officer or General Counsel.
D.Specific Material Developments. From time to time, material developments known only to a limited number of SPS Personnel may occur and cause SPS to impose on an appropriate group of SPS Personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified or that additional restrictions on your trading have been imposed.

Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
RULE 10B5-1 PLANS

Transactions in SPS securities that are executed pursuant to a 10b5 -1 plan (or modifications thereto) approved in writing in advance by the Chief Financial Officer or General Counsel are not subject to prohibition on trading on the basis of material nonpublic information or the restrictions in the attached Addendum relating to the pre-clearance approval process or window periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when you are not aware of material nonpublic information.
Once the plan is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party. The plan must also provide for a cooling-off period for at least the minimum period required under, and must comply with all other applicable provisions of, Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended.

ANTI-HEDGING RESTRICTIONS
SPS Personnel, as well as family members and anyone designated to engage in securities transactions on behalf of SPS Personnel, are prohibited at all times from engaging in the following transactions with respect to SPS securities:
•holding any SPS securities in a margin account or pledging SPS securities as collateral for a loan;
•engaging in transactions in puts, calls, or other derivative transactions relating to SPS securities;
•short sales of SPS securities (selling securities not owned at the time of sale); and
•purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, zero cost collars and exchange funds) that are designed to hedge or offset any decrease in the market value of SPS securities.
These restrictions apply to all SPS securities owned directly or indirectly by SPS Personnel, including SPS securities owned by family members where the SPS Personnel is deemed to beneficially own such securities, and their respective designees. However, the restrictions do not prevent any SPS Personnel or their family members or their designees from engaging in general portfolio diversification or investing in broad-based index funds.

ADDITIONAL RESTRICTIONS ON CORPORATE INSIDERS
Directors and Section 16 officers of SPS and other officers and key employees of SPS and its subsidiaries who have been designated as “Corporate Insiders” by the Chief Financial Officer, as well as related parties of such individuals, are subject to additional restrictions on trading SPS securities as set out in the attached Addendum. SPS may also, from time to time, impose on all or an appropriate group of Covered Persons additional restrictions on trading SPS securities when circumstances warrant. These additional Covered Persons restrictions will be communicated by the Chief Financial Officer or General Counsel.

Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
DISCIPLINARY ACTION AND POTENTIAL CIVIL AND CRIMINAL PENALTIES
A.Disciplinary Action. SPS Personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include, among other consequences, the ineligibility to participate in SPS’s equity incentive plans or termination of employment.
B.Civil and Criminal Penalties. Under federal securities laws, the penalties for violating insider trading laws are severe. If you trade on (or tip) material nonpublic information, you are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment. If SPS fails to take appropriate steps to prevent insider trading, SPS and its directors, officers and other supervisory Personnel may be subject to “controlling person” liability and potential civil and criminal penalties.
MATERIAL INFORMATION
There are various categories of information that are particularly sensitive and, as a general rule, should presumptively be considered material. Examples of such information include:
•Financial results or financial condition
•Projections of future earnings or losses
•News of a pending or proposed merger, or significant divestiture or acquisition
•Default under a significant financing arrangement, or financial liquidity problems
•Gain or loss of a material customer or vendor relationship
•New product announcements of a significant nature
•Significant product modifications
•Significant pricing changes
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Significant regulatory exposure due to actual or threatened action by state or federal regulators
•Major management changes or changes in control of the company
•Major restructuring actions or asset impairments
•Changes in auditors
•Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends)

QUESTIONS
Questions regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the Chief Financial Officer or General Counsel.

Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
ADDENDUM
ADDITIONAL REQUIREMENTS AND RESPONSIBILITIES FOR CORPORATE INSIDERS
A.Purpose. This Addendum supplements the SPS Insider Trading Policy and applies to Corporate Insiders, as defined below. Corporate Insiders are subject to both the requirements of the Insider Trading Policy as well as to additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to SPS Personnel generally.
B.Persons Covered.
1.Directors and Section 16 Officers. All provisions of this Addendum apply to the directors and officers of SPS subject to Section 16 of the Securities Exchange Act (referred to herein as “Section 16 Officers”).
2.Other Officers and Key Employees. Designated provisions of this Addendum apply to certain other officers and key employees of SPS and its subsidiaries. These other officers and key employees, whose duties cause them to regularly have access to material nonpublic information about SPS, will be notified by the Chief Financial Officer that they are subject to this Addendum.
3.Related Parties. If you are covered by paragraph B.1 or B.2, then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household (“Family Members”), and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in SPS securities are directed by you or your Family Members or are subject to the influence or control of you or your Family Members. Also, you are responsible for informing all Family Members and such related parties of the requirements of this
Addendum.
The individuals and entities described in paragraphs B.1, B.2 and B.3 are “Corporate Insiders.”
C.Blackout Periods for all Corporate Insiders
1.Trading Not Permitted During Blackout Periods. If you are a Corporate Insider, you may not purchase, sell or otherwise trade SPS securities during the period beginning on the 15th day of the last calendar month of each fiscal quarter (effectively, 12:01 a.m. Central time on the 15th day of such calendar month) and continuing through the second trading day following the public release of SPS’s financial results for that fiscal quarter (each such period being a “blackout period”). If a Corporate Insider wishes to trade outside of a blackout period, the person may do so only if he or she is not then aware of any material nonpublic information and has complied with the notification and pre-clearance procedures described below.
2.Illustration – Blackout Period: If financial results for the quarter ended March 31 are released after the stock market closes on April 26, then Corporate Insiders are prohibited from trading from March 15 through April 28, but could trade from April 29 through June 14, assuming that April 27 and 28 are trading days on the Nasdaq Stock Market and unless they are aware of material nonpublic information or have not complied with the notification and preclearance procedures below.
D.Required Preclearance of Trades Outside Blackout Periods.
1.Notices of Intended Transaction and Requests for Approval. If you are a Corporate Insider, you may not engage in any transaction involving SPS securities outside blackout periods without first obtaining pre-clearance of that transaction from SPS’s Chief Financial Officer or General Counsel. Prior to initiating any transaction in SPS securities outside a blackout period, you must deliver to the Chief Financial Officer or General Counsel an electronic notice in the form specified by the Chief Financial Officer or General Counsel
Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025

Exhibit 19.1
POLICY | INSIDER TRADING
during a permitted trading period requesting clearance to trade. The Chief Financial Officer may approve modifications to this notice process and preclearance notice form.
2.Clearance to Proceed with a Transaction. No preclearance notice will be an effective clearance to a trade unless and until the Chief Financial Officer or General Counsel responds to the notice with his or her approval in writing. Any such approval will be valid for the period specified by the Chief Financial Officer or General Counsel in the written approval. However, the overarching prohibition on trading when you are aware of material nonpublic information regarding SPS remains in effect.
E.Additional Restrictions on Trading by Directors and Section 16 Officers
1.Short-swing Trading Restrictions. Directors and Section 16 officers of SPS must also comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934. Among other things, Section 16 requires directors and Section 16 officers to pay over to SPS any profit realized from any purchase and sale (in either order) of SPS securities that occur within six months of each other. Section 16 and its related rules are very complex, and SPS will provide to each director and Section 16 officer a separate memorandum discussing compliance with Section 16 and its related rules.

Insider Trading Policy © 2025 SPS Commerce, Inc.                         Revised: 07/22/2025